EXHIBIT 2.1

POLAR WIRELESS CORPORATION

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2230354 ONTARIO INC.

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POLAR WIRELESS CORP.

AMALGAMATION AGREEMENT

Dated June 22, 2011

TABLE OF CONTENTS

Article 1 INTERPRETATION

1.1	Definitions.	5
1.2	Certain Rules of Interpretation	8
1.3	Entire Agreement	9

Article 2 THE AMALGAMATION

2.1	Amalgamation	10
2.2	Name	10
2.3	Registered Office	10
2.4	Business and Powers	10
2.5	Authorized Share Capital	10
2.6	Share Restrictions	10
2.7	Number of Directors	10
2.8	Initial Director	11
2.9	By-laws	11
2.10	Fiscal Year	11
2.11	Initial Officers	11
2.12	Issuance of Shares on Amalgamation	12
2.13	Share Capital	12
2.14	Share Certificates	12
2.15	Implementation Steps by the Parties	13
2.16	Preparation of Filings, etc.	13
2.17	Dissenting Shareholders	13
2.18	Closing	13
2.19	Withholding	14

Article 3 REPRESENTATIONS AND WARRANTIES OF Polar US AND subco

3.1	Organization	14
3.2	Compliance with Laws and Licenses	14
3.3	Capitalization	14
3.4	Capitalization of Subco	15
3.5	Authority Relative to this Agreement	15
3.6	No Brokers	16

Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Organization	16
4.2	Compliance with Laws and Licenses	16
4.3	Capitalization of the Company	16
4.4	Authority Relative to this Agreement	17
4.5	Intellectual Property	17
4.6	No Brokers	18

Article 5 COVENANTS

5.1	Conduct of Business by the Company	18
5.2	Conduct of Business by Polar US	19
5.3	Access Rights	19
5.4	Termination of IP Sale Agreement	20

Article 6 CONDITIONS OF THE AMALGAMATION

6.1	Conditions to the Obligations of Each Party	20
6.2	Conditions to the Obligations of Polar US and Subco	20
6.3	Conditions to the Obligation of the Company	21
6.4	Satisfaction of Conditions	21

Article 7 OTHER COVENANTS

7.1	Further Assurances	22
7.2	Notification of Certain Matters	22
7.3	Indemnification	22
7.4	Joint Election	23

Article 8 TERMINATION

8.1	Termination	23
8.2	Effect of Termination	24

Article 9 GENERAL PROVISIONS

9.1	Expenses	24
9.2	Public Statements	24
9.3	Remedies	25
9.4	Notices	25
9.5	Assignment	26
9.6	Amendment	26
9.7	Attornment .	26
9.8	Appointment of Agent for Service	26
9.9	Enurement	26
9.10	Waiver	26
9.11	Counterparts	26

AMALGAMATION AGREEMENT

THIS AGREEMENT is made the 22nd day of June, 2011

BETWEEN:

POLAR WIRELESS CORPORATION, a corporation existing under the laws of the Province of Ontario

(“Subco”)

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2230354 ONTARIO INC., a corporation existing under the laws of the Province of Ontario

(the “Company”)

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POLAR WIRELESS CORP., a corporation existing under the laws of the State of Nevada

(“Polar US”)

WHEREAS the Company was incorporated under the OBCA by certificate of incorporation dated January 13, 2010;

AND WHEREAS Subco was incorporated under the OBCA by certificate of incorporation dated January 22, 2010;

AND WHEREAS the authorized capital of the Company consists of an unlimited number of Company Common Shares;

AND WHEREAS, as at the date hereof, there are 12,000,000 Company Common Shares issued and outstanding as fully paid and non-assessable shares;

AND WHEREAS the authorized capital of Subco consists of an unlimited number of Subco Common Shares;

AND WHEREAS, as at the date hereof, one Subco Common Share is issued and outstanding as a fully paid and non-assessable share and is held by 2240519 Ontario Limited (“Callco”), a wholly-owned subsidiary of Polar US;

AND WHEREAS the Company and Polar US are parties to an intellectual property sale agreement dated January 26, 2010 (the “IP Sale Agreement”) pursuant to which the Company was to sell to Polar US the Intellectual Property relating to the Roaming Business in consideration for the issuance of 5,000,000 restricted Polar US Shares;

AND WHEREAS the Polar US now desires to acquire the Intellectual Property relating to the Long-Distance Business in consideration for the issuance of additional Polar US Shares and Polar US Preferred Shares;

AND WHEREAS the shareholders of the Company desire to receive shares of Polar US on a tax-deferred basis;

AND WHEREAS the Company and Polar US have accordingly agreed to terminate the IP Sale Agreement and enter into this Agreement;

AND WHEREAS, subject to the terms and conditions of this Agreement, the Company and Subco have agreed to amalgamate pursuant to Sections 175 and 176 of the OBCA upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

“Amalgamating Companies” means, collectively, the Company and Subco.

“Amalgamation” means the amalgamation under Sections 175 and 176 of the OBCA of the Amalgamating Companies pursuant to the Articles of Amalgamation, on the terms and conditions set forth in this Agreement.

“Applicable Law” means, with respect to any Person, any domestic, foreign, national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, policy or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Articles of Amalgamation” means the articles of amalgamation to be filed with the Director in connection with the Amalgamation.

“Authorization” means any authorization, approval, exemption, consent, waiver, certificate, directive, notice, “no action” letter, license, order, permit, variance, agreement, instruction, registration or franchise of or from any Governmental Entity or pursuant to any Applicable Law.

 “Board” means the board of directors of the Company.

 “Business” means, collectively, the Roaming Business and the Long-Distance Business, and all matters ancillary thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Toronto, Ontario are open for business during normal banking hours.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director pursuant to Subsection 178(4) of the OBCA in respect of the Articles of Amalgamation.

“Class A Exchangeable Shares” means the exchangeable non-voting shares in the capital of New Polar.

“Class B Exchangeable Shares” means the exchangeable non-voting shares in the capital of New Polar.

“Class A Shares” means the Class A non-voting shares in the capital of New Polar.

“Class B Shares” means the Class B non-voting shares in the capital of New Polar.

“Closing” has the meaning ascribed thereto in Section 2.18.

“Closing Date” has the meaning ascribed thereto in Section 2.18.

“Common Shares” means the common shares in the capital of New Polar.

“Company Common Shares” means the common shares in the capital of the Company.

“Director” means the Director appointed under Section 178 of the OBCA to administer the provisions of the OBCA.

“Dissent Rights” means the rights of dissent in favour of registered Shareholders in respect of the Amalgamation.

“Dissenting Holder” means any registered Shareholder who has duly exercised its Dissent Rights in strict compliance therewith and has not withdrawn or been deemed to have withdrawn such Dissent Rights.

“Effective Date” means the date upon which the Amalgamation becomes effective as established by the date shown on the Certificate of Amalgamation.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“Encumbrances” means any pledge, lien, priority, security interest, lease, title retention agreement, restriction, easement, right-of-way, title defect, option, adverse claim or encumbrance of any kind or character whatsoever.

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Intellectual Property” means all intellectual property of the Company used by or currently being developed for use in the Business, and all rights of the Company therein, including all claims for past infringement, worldwide, whether registered or unregistered, including, without limitation: (a) all patents, patent applications and other patent rights, including divisional and continuation patents; (b) all registered and unregistered trade-marks, service marks, logos, slogans, corporate names, business names and other indicia of origin, and all applications and registrations therefor; (c) registered and unregistered copyrights and mask works, including all copyright in and to computer software programs, including the Software, and applications and registrations of such copyright; (d) internet domain names, applications and reservations for internet domain names, uniform resource locators and the corresponding Internet sites; (e) industrial designs; (f) trade secrets and proprietary information not otherwise listed in (a) through (d) above, including, without limitation, all inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, circuit topography, formulae, methods (whether or not patentable), designs, processes, procedures, technology, business methods, source codes, object codes, computer software programs (in either source code or object code form), databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded or unrecorded.

“IP Sale Agreement” has the meaning ascribed thereto in the recitals hereof.

“Long-Distance Business” means the business carried on by the Company in connection with the development and commercialization of a low-cost long-distance mobile telephone solution.

“Misrepresentation” has the meaning ascribed thereto in the Securities Act.

“New Polar” means the corporation resulting from the Amalgamation.

“OBCA” means the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

“Outside Date” means June 30, 2011, or such other date as the Parties may mutually agree in writing.

“Party” means a party to this Agreement, and “Parties” means all of them.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Polar US Preferred Shares” means the shares of “blank check” preferred stock, par value US$0.001 per share, of Polar US.

“Polar US Shares” means the shares of common stock, par value US$0.001 per share, of Polar US.

“Roaming Business” means the business carried on by the Company in connection with the development and commercialization of a mobile telephone solution involving the elimination of roaming fees and charges.

“Securities Act” means the Securities Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

“Shareholders” means the holders of Company Common Shares.

“Subco Common Shares” means the common shares in the capital of Subco.

“Subsidiary” or “Subsidiaries” means, with respect to any Person: (a) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar restriction; (b) a partnership or limited liability company in which such Person or Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership, or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company; or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar restriction, or (ii) in the absence of such a governing body, at least a majority ownership interest.

“Support Agreement” means the agreement to be made between Polar US, Callco and the Company, substantially in the form of Appendix 2 hereto.

“Tax Act” means the Income Tax Act (Canada).

“Transaction Resolution” means the special resolution of the Shareholders approving the Amalgamation.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)
Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to Canadian dollars.

(c)
Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(d)
Headings – Headings of Articles and Sections and the insertion of a Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)
No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)
Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.  The Parties agree to replace any such restricted, prohibited or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of such restricted, prohibited or unenforceable provision.

(i)
Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(j)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(k)
Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Entire Agreement

This Agreement and the agreements and the other letters and documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise.  There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any other letter or document required to be delivered pursuant to this Agreement.

ARTICLE 2

THE AMALGAMATION

2.1	Amalgamation

The Amalgamating Companies hereby agree to amalgamate effective on the Effective Date in accordance with the provisions of the OBCA and to continue as one corporation on the terms and conditions set forth in this Agreement.

2.2	Name

The name of the amalgamated company shall be “Polar Wireless Corporation”.

2.3	Registered Office

Unless changed by the directors of New Polar, the address of the registered office of New Polar shall be 100 York Boulevard, Suite 600, Richmond Hill, Ontario L4B 1J8.

2.4	Business and Powers

There shall be no restrictions on the business New Polar may carry on or on the powers it may exercise.

2.5	Authorized Share Capital

Upon the Amalgamation, New Polar shall be authorized to issue: (a) an unlimited number of Common Shares; (b) an unlimited number of Class A Shares; (c) an unlimited number of Class B Shares; (d) an unlimited number of Class A Exchangeable Shares; and (e) an unlimited number of Class B Exchangeable Shares.  The Common Shares, the Class A Shares, the Class B Shares, the Class A Exchangeable Shares and the Class B Exchangeable Shares shall have attached thereto the rights, privileges, restrictions and conditions respectively as set out in Appendix 1 hereto.

2.6	Share Restrictions

There shall be no restrictions on the ownership of shares of New Polar.

2.7	Number of Directors

The board of directors of New Polar will, until otherwise changed in accordance with the OBCA, consist of a minimum of one and a maximum of ten directors. The number of directors of New Polar will initially be one.

2.8	Initial Director

The first director of New Polar shall be the person whose name, address and resident Canadian status is set out below:

Name	Address	Resident Canadian
Robert M. Bent	183 Wellington Street West, Suite 2805, Toronto, Ontario M5V 0A1	Yes

This director will hold office from the Effective Date until the close of business of the annual meeting of shareholders of New Polar first following the date of this Agreement or until his successor is elected or appointed.

2.9	By-laws

The by-laws of New Polar shall be the by-laws of Subco in effect immediately prior to the Amalgamation.

2.10	Fiscal Year

The fiscal year of New Polar shall terminate on the 30th day of April in each year.

2.11	Initial Officers

Until changed by the directors or until their successors are appointed, from the Effective Date, the officers of New Polar will be as follows:

Name	Office

Robert M. Bent	President

Robert M. Bent	Secretary

2.12	Issuance of Shares on Amalgamation

Upon the Amalgamation:

(a)
each holder of Subco Common Shares outstanding immediately prior to the Amalgamation will receive one fully paid and non-assessable Common Share for each Subco Common Share held and the name of each holder thereof shall be added to the register of holders of Common Shares accordingly and each certificate representing such Subco Common Shares shall continue to evidence ownership of Common Shares;

(b)
each holder of Company Common Shares outstanding immediately prior to the Amalgamation (other than Dissenting Holders who are ultimately entitled to be paid the fair value of his Company Common Shares) will receive one fully paid and non-assessable Class A Share and one fully paid and non-assessable Class B Share for each Company Common Share held and the name of each holder thereof shall be added to the register of holders of Class A Shares and Class B Shares accordingly and each certificate representing Company Common Shares shall continue to evidence ownership of Class A Shares and Class B Shares, provided that if, in respect of any such holder, such a transfer would result in the issue of a fractional Class A Share or Class B Share, then any fractional number of Class A Shares or Class B Shares, as the case may be, equal to or greater than 0.5 will be rounded up to the nearest whole number and less than 0.5 will be rounded down to the nearest whole number; and

(c)
each Dissenting Holder will be entitled to be paid the fair value of his Company Common Shares by New Polar upon completion of the dissent procedures prescribed by, and in accordance with the provisions of the OBCA, and the Company Common Shares held by such Dissenting Holder will be cancelled.

2.13	Share Capital

For purposes of the OBCA and the Tax Act:

(a)	the stated and paid-up capital of the Common Shares issued in connection with the Amalgamation will be $1.00; and

(b)
the stated and paid-up capital of the Class A Shares and the Class B Shares issued in connection with the Amalgamation will be the aggregate sum of the aggregate stated and paid-up capital of all of the outstanding shares of all classes of Subco and the Company for purposes of the Tax Act determined immediately before the Amalgamation, minus the aggregate amount of the stated and paid-up capital in respect of the shares held by Dissenting Holders immediately before the Amalgamation, and minus the amount of stated and paid-up capital of the Common Shares.

2.14	Share Certificates

No certificates will be issued in respect of the Class A Shares or the Class B Shares upon the Amalgamation.

Any certificate representing Company Common Shares not deposited with all other necessary documents prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature against New Polar or Polar US, as the case may be. On such date, the Class A Shares, the Class B Shares, the Class A Exchangeable Shares, the Class B Exchangeable Shares, the Polar US Shares and/or the Polar US Preferred Shares, as the case may be, to which the former registered holder of such certificate was entitled shall be deemed to have been surrendered to New Polar or Polar US, together with all dividends, distributions and any interest held for such former registered holder.

2.15	Implementation Steps by the Parties

The Company covenants in favour of Polar US and Subco that the Company shall:

(a)
subject to the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), send to the Director, for endorsement and filing by the Director, the Articles of Amalgamation and such other documents as may be required in connection therewith under the OBCA to give effect to the Amalgamation pursuant to Sections 175 and 176 of the OBCA; and

(b)
permit Polar US (and its counsel) to review and comment upon drafts of all materials to be filed by the Company with the Director or any Governmental Entity in connection with the Amalgamation prior to the filing of such materials.

2.16	Preparation of Filings, etc.

(a)
Polar US, Subco and the Company shall cooperate in: (i) preparation and filing of any documents required by any of them to discharge their respective obligations under Applicable Law in connection with the Amalgamation; and (ii) the taking of all such action as may be required under any applicable securities laws or the OBCA in connection with the Amalgamation.

(b)
Each of Polar US, Subco and the Company shall furnish to the other, on a timely basis, all information as may be reasonably required to effect the actions contemplated by Section 2.16(a), and each covenants that no information so furnished by it in connection with those actions or otherwise in connection with the consummation of the Amalgamation will contain any Misrepresentation.

(c)
Each of Polar US, Subco and the Company shall promptly notify the others if, at any time before the Effective Time, it becomes aware that any filing under Applicable Law in connection with the Amalgamation contains a Misrepresentation or otherwise requires an amendment or supplement. In any such event, each of the Parties will co-operate in the preparation of a supplement or amendment to such document, as the case may be, that corrects the Misrepresentation, and the Company will cause the same to be distributed or otherwise communicated to the any required Persons and filed as required under Applicable Law.

2.17	Dissenting Shareholders

The Company shall give Polar US prompt notice of any written notice of a dissent, withdrawal of such notice and any other instruments served pursuant to such Dissent Rights and received by the Company.

2.18	Closing

The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Goodmans LLP, Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario, as soon as possible following receipt of the Certificate of Amalgamation, but in any event no later than two Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date or at such other place as Polar US and the Company may mutually agree in writing (the “Closing Date”).

2.19	Withholding

New Polar shall be entitled to directly or indirectly deduct and withhold from any amount otherwise payable pursuant to this Agreement to any Shareholder such amounts as are entitled or required to be deducted and withheld with respect to the making of such payment under the Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) Applicable Law relating to taxes.  To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entity directly or indirectly by New Polar, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by New Polar provided that such withheld amounts are actually remitted to the appropriate Governmental Entity within the time required and in accordance with the Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) Applicable Law relating to taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF POLAR US AND SUBCO

Each of Polar US and Subco represents and warrants to the Company as follows, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement:

3.1	Organization

Each of Polar US and Subco is validly existing as a corporation under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its assets and conduct its business as currently owned and conducted. Subco is, and shall be immediately prior to the Effective Time, a “taxable Canadian corporation” (as such term is defined in the Tax Act).

3.2	Compliance with Laws and Licenses

Polar US and Subco are in compliance, in all material respects, with all Applicable Laws, have all licenses, permits, orders or approvals of, and have made all required registrations with, any Governmental Entity that is required in connection with the ownership of their assets or the conduct of their operations and are in compliance, in all material respects, with all such licenses, permits, orders, approvals and registrations. To the knowledge of Polar US and Subco, neither Polar US or Subco has received any notice, whether written or oral, of revocation or non-renewal of any such licenses, permits, orders, approvals or registrations, or of any intention of any Governmental Entity to revoke or refuse to renew any of such licenses, permits, orders, approvals or registrations, and Polar US and Subco have no reason to believe that all such licenses, permits, orders, approvals and registrations shall not continue to be effective or any required renewals thereof shall not be available in order for Polar US and Subco to continue to conduct their respective businesses as they are currently being conducted.

3.3	Capitalization

(a)
As of the date hereof, the authorized share capital of Polar US consists of 200,000,000 Polar US Shares and 10,000,000 Polar US Preferred Shares, of which 68,000,000 Polar US Shares are issued and outstanding.

Except as contemplated herein in respect of the issue of Polar US Shares and Polar US Preferred Shares on exchange of Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, and the issuance of an aggregate of 210,526 Polar US Preferred Shares to a third party as a finder’s fee in connection with the transactions contemplated hereby, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Polar US to issue or sell any shares or other equity interest of Polar US or securities or obligations of any kind convertible into or exchangeable for any shares or other equity interest of Polar US, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Polar US.

(b)
All outstanding Polar US Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Polar US having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Polar US Shares on any matter. There are no outstanding contractual obligations of Polar US to repurchase, redeem or otherwise acquire any outstanding Polar US Shares.

3.4	Capitalization of Subco

(a)	As of the date hereof, the authorized share capital of Subco consists of an unlimited number of Subco Common Shares, of which one Subco Common Share is issued and outstanding and held by Callco.

(b)
There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Subco to issue or sell any shares or other equity interest of Subco or securities or obligations of any kind convertible into or exchangeable for any shares or other equity interest of Subco, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Subco.

(c)
All outstanding Subco Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Subco having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the shareholders of Subco on any matter. There are no outstanding contractual obligations of Subco to repurchase, redeem or otherwise acquire any outstanding Subco Common Shares.

3.5	Authority Relative to this Agreement

Each of Polar US and Subco has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Polar US and Subco and the consummation by each of them of the transactions contemplated by this Agreement have been duly authorized, and no other corporate proceedings on the part of Polar US or Subco are necessary to authorize this Agreement and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Polar US and Subco and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Law relating to or affecting creditors’ rights generally and to general principles of equity. The execution and delivery by each of Polar US and Subco of this Agreement and performance by each of them of their obligations hereunder and the completion of the Amalgamation, will not:

(a)	result in a material violation or breach of, require any consent to be obtained (except as contemplated hereunder) under or give rise to any termination rights under any provision of:

(i)	any Applicable Law; or

(ii)	any material contract, agreement, license, franchise or permit to which Polar US or Subco are bound or are subject;

(b)
give rise to any right of termination or acceleration of any material indebtedness, or cause any material third party indebtedness to come due before its stated maturity or cause any material available credit to cease to be available; or

(c)
result in the imposition of any Encumbrance upon any of Polar US’s or Subco’s assets or restrict, hinder, impair or limit in any material respect the ability of either of them to carry on their respective business as and where it is now being carried on.

3.6	No Brokers

No broker, finder or investment banker of Polar US or Subco is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Amalgamation and the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Polar US and Subco as follows, and acknowledges that Polar US and Subco are relying upon these representations and warranties in connection with the entering into of this Agreement:

4.1	Organization

The Company is validly existing as a corporation under the OBCA and has full corporate power and authority to own its assets and conduct its business as currently owned and conducted.  The Company is qualified to carry on its business as currently conducted, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary.

4.2	Compliance with Laws and Licenses

The Company is in compliance, in all material respects, with all Applicable Laws, has all licenses, permits, orders or approvals of, and has made all required registrations with, any Governmental Entity that is required in connection with the ownership of its assets or the conduct of its operations and is in compliance in all material respects, with all such licenses, permits, orders, approvals and registrations. To the knowledge of the Company, the Company has not received any notice, whether written or oral, of revocation or non-renewal of any such licenses, permits, orders, approvals or registrations, or of any intention of any Governmental Entity to revoke or refuse to renew any of such licenses, permits, orders, approvals or registrations, and the Company has no reason to believe that all such licenses, permits, orders, approvals and registrations shall not continue to be effective or any required renewals thereof shall not be available in order for the Company to continue to conduct its business as it is currently being conducted.

4.3	Capitalization of the Company

(a)
As of the date hereof, the authorized share capital of the Company consists of an unlimited number of Company Common Shares, of which 12,000,000 Company Common Shares are issued and outstanding. All Company Common Shares issuable upon the exercise of outstanding stock options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable.

(b)
There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares or other equity interest of the Company or securities or obligations of any kind convertible into or exchangeable for any shares or other equity interest of the Company, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company.

(c)
All outstanding Company Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Shareholders on any matter. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding Company Common Shares.

4.4	Authority Relative to this Agreement

The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board.  Subject to obtaining the Shareholder approvals referred to herein, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity.  The execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and the completion of the Amalgamation, will not:

(a)	result in a material violation or breach of, require any consent to be obtained (except as contemplated hereunder) under or give rise to any termination rights under any provision of:

(i)	any Applicable Law; or

(ii)	any material contract, agreement, license, franchise or permit to which the Company is bound or is subject;

(b)
give rise to any right of termination or acceleration of any material indebtedness, or cause any material third party indebtedness to come due before its stated maturity or cause any material available credit to cease to be available; or

(c)
result in the imposition of any Encumbrance upon any of the Company’s assets or restrict, hinder, impair or limit in any material respect the ability of the Company to carry on their respective business as and where it is now being carried on.

4.5	Intellectual Property

(a)
The Company has provided Polar US with a full, complete, accurate and true list of the Intellectual Property.  The Intellectual Property comprises all intellectual property owned, acquired, discovered, created or developed by or on behalf of the Company or the Business, or in which the Company has any rights.

(b)
The Company owns exclusively and has good title to the Intellectual Property. No Person other than the Company has any rights in any of the Intellectual Property. The Company has not incorporated or used any Intellectual Property of any other Person in any of its products or in creating any of the Intellectual Property.

(c)	The Intellectual Property is free and clear of all Encumbrances and co-ownership interests. No Person other than the Company has any right to use any of the Intellectual Property.

(d)
To the knowledge of the Company, the conduct of the Business, and the use of the Intellectual Property in connection therewith, does not conflict with or infringe any intellectual property rights of any Person, and the Company has not received notice from any other Person pertaining to or challenging the right of the Company to use any of the Intellectual Property.

(e)	To the knowledge of the Company, no Person is engaging in any activity that infringes the Intellectual Property.

(f)
The Intellectual Property is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part. No cancellation, termination, expiration or abandonment of the Intellectual Property is anticipated by the Company.

(g)
To the knowledge of the Company, there is no suit, action, proceeding, charge, hearing, investigation, complaint, claim, demand or notice, including appeals and applications for review, in progress, pending or threatened against or relating to the Company or the Business or affecting the Intellectual Property, including challenges to the legality, validity, enforceability, use or ownership of the Intellectual Property.

(h)
To the knowledge of the Company, there is not presently outstanding against the Company or the Business any judgment, decree, injunction, ruling, charge or order of any Governmental Authority relating to or affecting the Intellectual Property.

(i)	The Company has not transferred ownership of, or granted any licence of or right to use, or authorized the retention of any rights to use any Intellectual Property to any other Person.

4.6	No Brokers

Except as referred to herein and disclosed to the parties, no broker, finder or investment banker of the Company is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Amalgamation and the transactions contemplated hereby.

ARTICLE 5

COVENANTS

5.1	Conduct of Business by the Company

During the period commencing on the date hereof and continuing until the Effective Time, unless Polar US shall otherwise agree in writing or as otherwise expressly permitted by this Agreement:

(a)
the Company shall conduct its business only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business consistent with past practice;

(b)
the Company shall not directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber (any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, the Company; (ii) amend or propose to amend the articles, by-laws or other constating documents of the Company; (iii) split, combine or reclassify any outstanding Company Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company Common Shares; (iv) redeem, purchase or offer to purchase any Company Common Shares, options or other securities of the Company; or (v) reduce the stated capital of the Company;

(c)
the Company shall: (i) use its commercially reasonable efforts to preserve intact its business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with them; and (ii) not take any action which would, or which reasonably may be expected to (A) render any representation or warranty made by it in this Agreement untrue, or (B) interfere with or delay the completion of the Amalgamation;

(d)	the Company shall not reorganize, amalgamate or merge the Company with any other Person; and

(e)
the Company shall not settle or compromise any (i) material claim, litigation or arbitration proceeding related to the Company; or (ii) any claim, litigation or arbitration proceeding brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement.

5.2	Conduct of Business by Polar US

During the period commencing on the date hereof and continuing until the Effective Time, unless the Company shall otherwise agree in writing or as otherwise expressly permitted by this Agreement:

(a)
Polar US shall, and shall cause each of its Subsidiaries (including Subco) to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business consistent with past practice;

(b)
Polar US shall not directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber (or permit any of its Subsidiaries to issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Polar US or any of its Subsidiaries; (ii) amend or propose to amend the articles, by-laws or other constating documents of Polar US or its Subsidiaries; (iii) split, combine or reclassify any outstanding shares of common stock of Polar US, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase or offer to purchase any shares of common stock, options or other securities of Polar US; or (v) reduce the stated capital of Polar US;

(c)
Polar US shall: (i) use its commercially reasonable efforts, and cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their respective business organisations and goodwill, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with them; and (ii) not take any action, or permit any of its Subsidiaries to take any action, which would, or which reasonably may be expected to (A) render any representation or warranty made by it in this Agreement untrue, or (B) interfere with or delay the completion of the Amalgamation;

(d)	Polar US shall not, and shall cause each of its Subsidiaries not to, reorganize, amalgamate or merge Polar US or any of its Subsidiaries with any other Person; and

(e)
Polar US shall not settle or compromise any (i) material claim, litigation or arbitration proceeding related to Polar US or any of its Subsidiaries; or (ii) any claim, litigation or arbitration proceeding brought by any present, former or purported holder of any securities of Polar US in connection with the transactions contemplated by this Agreement.

5.3	Access Rights

(a)
Subject to Applicable Law and upon reasonable notice, the Company agrees to provide Polar US and its representatives with reasonable access (without undue disruption to the conduct of the Company’s business) during normal business hours to all books, records, information and files in its possession and control, its employees and  the properties of the Company and its Subsidiaries in order to allow Polar US to conduct such reasonable investigations as Polar US may consider reasonably necessary or advisable for strategic planning and other valid business reasons.  The Company further agrees to use commercially reasonable efforts to assist Polar US in any such investigations which Polar US may wish to conduct, provided that such investigations shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto.

(b)
Subject to Applicable Law and upon reasonable notice, Polar US agrees to provide the Company and its representatives with reasonable access (without undue disruption to the conduct of Polar US’s business) during normal business hours to all books, records, information and files in its possession and control, its employees and  the properties of Polar US and its Subsidiaries (including Subco) in order to allow the Company to conduct such reasonable investigations as the Company may consider reasonably necessary or advisable for strategic planning and other valid business reasons.  Polar US further agrees to use commercially reasonable efforts to assist the Company in any such investigations which the Company may wish to conduct, provided that such investigations shall not mitigate, diminish or affect the representations and warranties of Polar US or Subco contained in this Agreement or any document or certificate given pursuant hereto.

5.4	Termination of IP Sale Agreement

Each of the Company and Polar US agree that the IP Sale Agreement is hereby terminated in its entirety, effective immediately, and neither party has any obligations outstanding to the other thereunder.

ARTICLE 6

CONDITIONS OF THE AMALGAMATION

6.1	Conditions to the Obligations of Each Party

The obligations of Polar US and Subco, on the one hand, and the Company, on the other hand, to complete the transactions contemplated hereby are subject to the satisfaction at or before the Effective Time of the following conditions, any of which may be waived in writing by the mutual consent of Polar US and the Company:

(a)	the Transaction Resolution shall have been approved;

(b)
no suit, action or proceeding shall be pending or threatened by a Governmental Entity seeking (i) to prevent consummation of the Amalgamation; (ii) to obtain from the Parties any material damages directly or indirectly in connection with the Amalgamation; or (iii) to restrain or prohibit the Company’s or Subco’s ownership or operation (or that of their respective Subsidiaries) of any material portion of the business or material assets of the Company or its Subsidiaries;

(c)	no Applicable Law or order shall prohibit the consummation of the Amalgamation; and

(d)	the Articles of Amalgamation shall be in form and content consistent with this Agreement and satisfactory to each of Polar US and the Company, each acting reasonably.

6.2	Conditions to the Obligations of Polar US and Subco

The obligations of Polar US and Subco to complete the transactions contemplated hereby are subject to the satisfaction at or before the Effective Time of the following further conditions for the exclusive benefit of Polar US and Subco, any of which may be waived in writing by Polar US and Subco (in their sole discretion):

(a)
the representations and warranties of the Company set forth in Article 4 shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case as of such earlier date);

(b)	the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c)
all Authorizations that are necessary to implement the Amalgamation shall have been obtained or received on terms that are satisfactory to Polar US, acting reasonably, and evidence of same shall have been delivered to Polar US;

(d)
Shareholders shall not have exercised Dissent Rights in connection with the transactions contemplated hereby, other than Shareholders holding in the aggregate no more than 5% of the outstanding Company Common Shares as of the Effective Time; and

(e)	Polar US shall have received resignations and releases in favour of the Company, to be effective as of the Closing Date, from each of the members of the Board.

6.3	Conditions to the Obligation of the Company

The obligation of the Company to complete the transactions contemplated hereby is subject to the satisfaction at or before the Effective Time of the following further conditions for the exclusive benefit of the Company, any of which may be waived in writing by the Company (in its sole discretion):

(a)
the representations and warranties of Polar US and Subco set forth in Article 3 shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case as of such earlier date);

(b)	Polar US and Subco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c)	Polar US and Callco shall have executed and delivered the Support Agreement.

6.4	Satisfaction of Conditions

Each Party shall use its commercially reasonable efforts to satisfy the conditions contained in this Article 6. No Party may rely upon the failure to satisfy any of the conditions precedent in  this Article 6 if the condition precedent would have been satisfied but for a material default by such Party in complying with its obligations set forth in this Agreement.

ARTICLE 7

OTHER COVENANTS

7.1	Further Assurances

Subject to the conditions herein provided, each Party agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Amalgamation and this Agreement, including the execution and delivery of such documents as the other Parties may reasonably require, and using commercially reasonable efforts to obtain all necessary waivers, consents, rulings, orders and approvals and to effect all necessary registrations and filings, including  filings under Applicable Law and submissions of information requested by Governmental Entities in connection with the Amalgamation.

7.2	Notification of Certain Matters

Each Party shall give prompt notice to the others of:  (a) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (b) the occurrence or existence of any fact or circumstance which would, or which reasonably may be expected to, render any representation or warranty made by it hereunder untrue.

7.3	Indemnification

(a)
The Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of the Company and present and former directors and officers of the Company serving or who served at the request of the Company as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (each such present or former director or officer of the Company being herein referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as in effect as of the Effective Time shall survive and shall continue in full force and effect and without modification, and Polar US shall cause the Company, and any successor to the Company, to honour such rights of indemnification and indemnify in favour of the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for a period of not less than the limitation period under the statutes of limitation applicable to such matters.

(b)
In the event that Polar US or any of its successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successor or assignee of Polar US (as the case may be) assumes the obligations set forth in this Section 7.3.

(c)
The provisions of this Section 7.3 are:  (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, and such rights shall be held by the Company, and any successor to the Company, in trust for such Persons, provided however that no approval of any beneficiary of such trust shall be required in connection with an amendment or variation of this Section 7.3 prior to the Effective Date.

7.4	Joint Election

Eligible holders of Class A Shares who receive Class A Exchangeable Shares on the redemption of their Class A Shares shall be entitled to make an income tax election pursuant to section 85 of the Tax Act (and the analogous provision of provincial income tax law) with respect to the transfer of their Class A Shares to New Polar by providing two signed copies of the necessary election forms to New Polar within sixty (60) days following the Effective Time, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax law), Polar US will cause the forms to be signed by New Polar and returned to such holders of Class A Exchangeable Shares (within 30 days after the receipt thereof) for filing with Canada Revenue Agency (or the applicable provincial taxing authority). With the exception of execution or causing execution of the election by New Polar, compliance with the requirements for a valid election shall be the sole responsibility of the holder making the election.

Eligible holders of Class B Shares who receive Class B Exchangeable Shares on the redemption of their Class B Shares shall be entitled to make an income tax election pursuant to section 85 of the Tax Act (and the analogous provision of provincial income tax law) with respect to the transfer of their Class B Shares to New Polar by providing two signed copies of the necessary election forms to New Polar within sixty (60) days following the Effective Time, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax law), Polar US will cause the forms to be signed by New Polar and returned to such holders of Class B Exchangeable Shares (within 30 days after the receipt thereof) for filing with Canada Revenue Agency (or the applicable provincial taxing authority). With the exception of execution or causing execution of the election by New Polar, compliance with the requirements for a valid election shall be the sole responsibility of the holder making the election.

ARTICLE 8

TERMINATION

8.1	Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Polar US and the Company;

(b)	by Polar US or the Company, if:

(i)
the Effective Date has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose breach of any representation and warranty or failure to fulfill any obligation, covenant or agreement set forth in this Agreement or whose other action has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such Outside Date; or

(ii)
a Governmental Entity shall have issued, enacted, promulgated, enforced or entered any Applicable Law or taken any other action, in any case having the effect of making illegal or permanently restraining, enjoining or otherwise prohibiting the consummation of the Amalgamation;

(c)
by Polar US, if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform: (i) would cause any of the conditions set forth in Section 6.2 not to be satisfied; and (ii) cannot be cured or, if curable, is not cured within thirty (30) days after written notice of such breach is given to the Company by Polar US; or

(d)
by the Company, if Polar US or Subco has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform: (i) would cause any of the conditions set forth in Section 6.3 not to be satisfied; and (ii) cannot be cured or, if curable, is not cured within thirty (30) days after written notice of such breach is given to Polar US and Subco by the Company.

8.2	Effect of Termination

If this Agreement is terminated as provided in Section 8.1, there shall be no liability or further obligation on the part of any Party or any of their respective shareholders, officers or directors, except for:

(a)	liability arising from a breach of any representations, warranties or covenants in this Agreement or common law fraud; and

(b)	the provisions of Section 9.1 and the obligation of Polar US under Section 7.4 in connection therewith, each of which shall remain in full force and effect and shall survive any such termination.

ARTICLE 9

GENERAL PROVISIONS

9.1	Expenses

Each Party shall bear and pay all costs, expenses and fees incurred by it in connection with the transactions contemplated hereby. Provided that the Amalgamation is completed, New Polar shall pay the holders of Company Common Shares who duly exercise their Dissent Rights in accordance with the OBCA, instead of the Company.

9.2	Public Statements

Except as required by Applicable Law or stock exchange rules, none of the Parties shall make any public announcement or any general communications to the Company’s employees with respect to the Amalgamation or this Agreement without the approval of Polar US and the Company (such approval not to be unreasonably withheld or delayed). Moreover, in any event, each Party agrees to give prior notice to the other of any public announcement relating to the Amalgamation and agrees to consult with each other prior to issuing each such public announcement.

9.3	Remedies

The Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Parties irreparable harm.  Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.4	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not then the next succeeding Business Day) unless actually received after 5:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the Parties shall be as follows:

(a)	if to the Company:

951 Wilson Avenue
Suite 17
Toronto, Ontario
M3K 2A7

Attention:                      Vladimir Aleynikov

(b)	if to Polar US or Subco:

100 York Boulevard
Suite 600
Richmond Hill, Ontario
L4B 1J8

Attention:                      George Perlin

With a copy to:

Goodmans LLP
Suite 3400
Bay Adelaide Centre
333 Bay Street
Toronto, ON  M5H 2S7

Attention:                      Avi S. Greenspoon

Fax:                          (416) 979-1234

9.5	Assignment

This Agreement: (a) is not intended to confer upon any other Person any rights or remedies hereunder, except for the indemnification rights referred to in Section 7.3; and (b) shall not be assigned by operation of law or otherwise.

9.6	Amendment

This Agreement may not be amended except by a document signed by each of the Parties.

9.7	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement.  Each of the Parties attorns to the jurisdiction of the courts of the Province of Ontario.

9.8	Appointment of Agent for Service

Polar US hereby nominates, constitutes and appoints Goodmans LLP, of the City of Toronto, its true and lawful agent to accept service of process and to receive all lawful notices in respect of any action arising under this Agreement (other than any notice that is to be given by one Party to another pursuant to Section 9.4).  Until due and lawful notice of the appointment of another and subsequent agent in the Province of Ontario has been given to and accepted by the Company, service of process or of papers and such notices upon Goodmans LLP will be accepted by Polar US as sufficient service.

9.9	Enurement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

9.10	Waiver

At any time prior to the Effective Time, any Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; or (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

9.11	Counterparts

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

*                      *                      *

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the date first above written.

POLAR WIRELESS CORPORATION

Per:	/s/ Shane G. Carroll
Shane G. Carroll
President

2230354 ONTARIO INC.

Date	Per:	/s/ Vladimir Aleynikov
Vladimir Aleynikov
Director

POLAR WIRELESS CORP.

Date	Per:	/s/ George Perlin
Name:
Title:

APPENDIX 1

APPENDIX 2